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                                  EXHIBIT 99.1
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                             ALASKA AIR GROUP, INC.
                      1996 LONG-TERM INCENTIVE EQUITY PLAN

1.       PURPOSE

         The purpose of the Alaska Air Group, Inc. 1996 Long-Term Incentive Equity Plan (the "Plan") is to promote the long-term profitability of Alaska Air Group, Inc. (the "Company") and to enhance value for its stockholders by offering incentives and rewards to key employees and officers of the Company, to retain their services and to encourage them to acquire and maintain stock ownership in the Company.

2.       TERM

         The Plan shall become effective upon its approval by the Company's stockholders and shall terminate at the close of business on the fifth anniversary of such approval date unless terminated earlier by the Board (as defined in Section 3). After termination of the Plan, no future awards may be granted but previously granted awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

3.       PLAN ADMINISTRATION

         The Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") shall be responsible for administering the Plan. The members of the Committee shall be appointed by the Board and shall consist of three or more nonemployee members of the Board who shall qualify to administer the Plan as contemplated by (a) Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rules, and (b) Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes but is not limited to selecting award recipients, establishing all award terms and conditions and adopting modifications, amendments and procedures, as well as rules and regulations governing awards under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. In no event, however, shall the Committee have the power to cancel outstanding stock options or stock appreciation rights ("SARs") for the purpose of replacing or regranting such options or SARs with a purchase price that is less than the purchase price of the original option or SAR. The interpretation and construction of any provision of the Plan or any option or right granted hereunder and all determinations by the Committee in each case shall be final, binding and conclusive with respect to all interested parties.
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4.       ELIGIBILITY

         Any employee of the Company shall be eligible to receive awards under the Plan. "Employee" shall also include any former employee of the Company eligible to receive an assumed or replacement award as contemplated in Sections 5 and 8, and "Company" includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee, except that with respect to incentive stock options ("ISOs") intended to comply with Section 422 of the Code, "Company" includes only any parent or subsidiary of the Company in accordance with Section 422 of the Code.

5.       SHARES OF COMMON STOCK SUBJECT TO THE PLAN

         Subject to the provisions of Section 6 of the Plan, the aggregate number of shares of Common Stock ($1.00 par value) of the Company ("shares") which may be transferred to participants under the Plan shall be 670,000. The aggregate number of shares that may be issued under awards pursuant to Section 8(c) of the Plan shall not exceed 335,000 shares. No more than 67,000 shares may be issued pursuant to Section 8(c) of the Plan as stock awards subject to restrictions based solely on continuous employment of less than three (3) years. The aggregate number of shares that may be covered by awards granted to any single individual under the Plan shall not exceed 300,000 shares for any consecutive three-year period, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code. The aggregate number of shares that may be represented by ISOs shall not exceed 670,000.

         Shares subject to awards under the Plan which expire, terminate or are canceled prior to exercise or, in the case of awards granted under Section 8(c), do not vest shall thereafter be available for the granting of other awards. Shares otherwise issuable pursuant to an award which have been exchanged by a participant as full or partial payment to the Company in connection with any award under the Plan also shall thereafter be available for the granting of other awards. In instances where an SAR or other award is settled in cash, the shares covered by such award shall remain available for the granting of other awards. Likewise, the payment of cash dividends and dividend equivalents paid in cash in conjunction width outstanding awards shall not be counted against the shares available for issuance.

         Any shares issued under the Plan may consist in whole or in part of authorized and unissued shares or of treasury shares, and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in settlements of awards under the Plan.

6.       ADJUSTMENTS AND REORGANIZATIONS

         In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting shares or share


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price, the Committee shall make a proportionate adjustment with respect to: (a)
the aggregate number of shares that may be issued under the Plan; (b) each outstanding award made under the Plan; and (c) the exercise price per share for any outstanding stock options, SARs or similar awards under the Plan.

7.       FAIR MARKET VALUE

         Fair Market Value for all purposes under the Plan shall mean the closing price of a share of Common Stock as reported daily in The Wall Street Journal or similar readily available public source for the date in question. If no sales of shares were made on such date, the closing price of a share as reported for the preceding day on which a sale of shares occurred shall be used.

8.       AWARDS

         The Committee shall determine the type or types of award(s) to be made to each participant. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternative to, or as the payment form for grants or rights under any other compensation plan or individual contract or agreement of the Company including those of any acquired entity. The types of awards that may be granted under the Plan are:

                  (a) Stock Options--This is a grant of a right to purchase a specified number of shares during a specified period as determined by the Committee. The purchase price per share for each stock option shall be not less than 100% of Fair Market Value on the date of grant (except if a stock option is granted retroactively in tandem with or as a substitution for an SAR, the exercise price may be no lower than the exercise price per share for such tandem or replaced SAR). A stock option may be in the form of an ISO which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code. The exercise price for a stock option shall be paid in full by the optionee at the time of the exercise in cash or such other method permitted by the Committee, including (i) tendering (either actually or by attestation) shares, (ii) authorizing a third party to sell the shares (or a sufficient portion thereof) acquired upon exercise of a stock option and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the shares acquired through such exercise, or
(iii) any combination of the above.

                  (b) SARs--This is a right to receive a payment, in cash and/or shares, equal to the excess of the Fair Market Value of a specified number of shares on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted (except that if an SAR is granted retroactively in tandem with or in substitution for a stock option, the designated Fair Market Value shall be no lower than the exercise price per share for such tandem or replaced stock option).

                  (c) Stock Awards--This is an award made or denominated in shares or units equivalent in value to shares. All or part of any stock award may be subject to conditions and


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restrictions established by the Committee which may be based on continuous service with the Company or the achievement of performance goals related to profits, profit growth, profit-related return ratios, cash flow or shareholder returns, where such goals may be stated in absolute terms or relative to comparison companies.

9.       DIVIDENDS AND DIVIDEND EQUIVALENTS

         The Committee may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

10.      DEFERRALS AND SETTLEMENTS

         Payment of awards may be in the form of cash, stock, other awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in shares.

11.      TRANSFERABILITY AND EXERCISABILITY

         Awards granted under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution, except to the extent permitted by the Committee, in its sole discretion, and by Rule 16b-3 under the Exchange Act and, with respect to ISOs, by Section 422 of the Code. However, any award so transferred shall continue to be subject to all the terms and conditions contained in the instrument evidencing such award.

12.      AWARD AGREEMENTS

         Awards under the Plan shall be evidenced by agreements as approved by the Committee that set forth the terms, conditions and limitations for each award which may include the term of an award (except that in no event shall the term of any ISO exceed a period of ten years from the date of its grant), the provisions applicable in the event the participant's employment terminates, and the Committee's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any award.

13.      ACCELERATION AND SETTLEMENT OF AWARDS

         The Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control in the Company, as defined by the Committee, to provide for the acceleration of vesting and for settlement, including cash

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payment, of an award granted under the Plan upon or immediately before such event is effective. However, the granting of awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structured or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

14.      PLAN AMENDMENT

         The Plan may be amended only by the Board as it deems necessary or appropriate to better achieve the purposes of the Plan, except that no such amendment shall be made without the approval of the Company's stockholders which would increase the number of shares available for issuance in accordance with Sections 5 and 6 of the Plan, or cause the Plan not to comply with Rule 16b-3 (or any successor rule) under the Exchange Act.

15.      TAX WITHHOLDING

         The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of shares, a sufficient amount to cover withholding of any federal, state or local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may, in its discretion and subject to such rules as it may adopt, permit participants to use shares to satisfy required tax withholding, and such shares shall be valued at the Fair Market Value as of the settlement date of the applicable award.

16.      OTHER BENEFIT AND COMPENSATION PROGRAMS

         Unless otherwise specifically determined by the Committee and not inconsistent with the terms of any benefit plan, severance program or severance pay law, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

17.      UNFUNDED PLAN

         Unless otherwise determined by the Board, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of an award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.


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18.      USE OF PROCEEDS

         The cash proceeds received by the Company from the issuance of shares pursuant to awards under the Plan shall constitute general funds of the Company.

19.      REGULATORY APPROVALS

         The implementation of the Plan, the granting of any award under the Plan, and the issuance of shares upon the exercise or settlement of any award shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it or the shares issued pursuant to it.

20.      FUTURE RIGHTS

         No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company.

21.      SUCCESSORS AND ASSIGNS

         The Plan shall be binding on all successors and assigns of a participant including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.